Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Personalis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	14,044,943	$4.29	$60,252,805.47	0.00015310	$9,224.71

	Total Offering Amounts					$60,252,805.47		$9,224.71

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,224.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of splits, dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low prices per share of common stock of Personalis, Inc. reported on The Nasdaq Global Market on February 25, 2025.